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                                                                    Exhibit 3(I)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                DOVER CORPORATION


                  Dover Corporation, a Delaware corporation (hereinafter called the "corporation"), hereby certifies:
                  1. At a meeting of the Board of Directors of the corporation duly held and convened, resolutions were duly adopted setting forth the following proposed amendment to the Certificate of Incorporation of the corporation, declaring the amendment advisable, and directing that the proposed amendment be considered at the next annual meeting of stockholders:

                           RESOLVED, that the first sentence of Article Fourth
                  of the Restated Certificate of Incorporation of the corporation dated February 13, 1984, as amended on April 25, 1989, be further amended to read as follows:

                           "FOURTH: The total number of shares of all classes of
                  stock which the corporation is authorized to issue is 500,100,000; of which 500,000,000 shares, having a par value of $1 each shall be Common Stock; and 100,000 shares having a par value of $100 each shall be Preferred Stock, with or without voting powers, full or limited, and in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions in respect to each class of stock or series thereof as hereinafter provided:"
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                  2.  Thereafter, pursuant to the resolutions of its Board of
         Directors, the annual meeting of stockholders of the corporation was duly called and held on notice in accordance with Section 222 of the Delaware General corporation Law, at which meeting the necessary number of stockholders as required by statute voted in favor of the aforesaid amendment.
                  3. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
                  4. The capital of the corporation will not be reduced under or by reason of the aforesaid amendment.

         IN WITNESS WHEREOF, Dover Corporation has caused this Certificate to be duly executed by a Vice President and attested by the Secretary of the Corporation thereunto duly authorized as of the 30th day of April, 1996.

                                            DOVER CORPORATION



                                            By /s/ John F. McNiff
                                               -----------------------
                                               Vice President


         ATTEST:



         /s/ Robert G. Kuhbach
         ---------------------
                 Secretary